Exhibit 99.1

Amorcyte, a NeoStem Company, Announces Expansion of
Intellectual Property Coverage

NEW YORK , Jan. 10, 2012 /PRNewswire/ -- Amorcyte, Inc. ("Amorcyte"), a NeoStem, Inc. company (NYSE Amex: NBS) ("NeoStem" or the "Company"), today announced the expansion of  intellectual property protection around its lead product candidate, AMR-001, with the grant of U.S. patent number 8,088,370 by the United States Patent and Trademark Office.  Amorcyte's first issued patent (7,794,705) entitled "Compositions and Methods of Vascular Injury Repair," protects a chemotactic stem cell product enriched for CD34+ cells that treats injury from acute myocardial infarction (AMI). Newly granted patent 8,088,370 covers the use of AMR-001 in the repair of any vascular injury caused by vascular insufficiency, and effectively expands the breadth of the patented claims beyond the current target indications for AMR-001.

"By carefully defining the mechanism of action of AMR-001 -- the homing and integration of CD34+CXCR4+ cells to repair and re-vascularize ischemic tissue -- we have  positioned Amorcyte to achieve broader indications beyond cardiovascular injury," said Dr. Andrew L. Pecora , Chief Medical Officer of NeoStem and founder of Amorcyte.

"This successful expansion of NeoStem's intellectual property through Amorcyte is another validation of the value and opportunity created through the 2011 acquisition of Amorcyte, which promises to be transformative for NeoStem," said Dr. Robin L. Smith , Chairman and CEO of NeoStem. "With patents for both composition of matter and methods of use, together with this recent expansion, we believe the protection around the IP for Amorcyte's therapy is strong and broad. We look forward to the start of enrollment of patients in the Phase 2 trial for AMR-001 for treatment of AMI as we seek to meet our 2012 goal of completing enrollment of approximately 160 patients."

For more information on the clinical trial please visit www.amorcyte.com or view the NeoStem corporate presentation at www.neostem.com/investor-relations/. To read the complete patent, please visit the USPTO website.

About NeoStem, Inc. and Amorcyte, Inc., a NeoStem company

NeoStem, Inc. ("NeoStem") is a leader in the development and manufacture of cell therapies. NeoStem has a strategic combination of revenues, including that which is derived from the contract manufacturing services performed by Progenitor Cell Therapy, LLC, a NeoStem company. That manufacturing base is one of the few cGMP facilities available for contracting in the burgeoning cell therapy industry, and it is the combination of PCT's core expertise in manufacturing and NeoStem's extensive research capabilities that positions the company as a leader in cell therapy development. Amorcyte, Inc., also a NeoStem company, is developing a cell therapy for the treatment of cardiovascular disease. Amorcyte's lead compound, AMR-001, represents NeoStem's most clinically advanced therapeutic and is poised to commence enrollment in a Phase 2 trial for the preservation of heart function after a heart attack.  Amorcyte expects to begin a Phase 1 clinical trial in 2012 for AMR-001 for the treatment of patients with congestive heart failure. Athelos Corporation, also a NeoStem company, is developing a T-cell therapy for a range of autoimmune conditions with our partner Becton-Dickinson.  NeoStem's pre-clinical assets include its VSEL™ Technology platform for regenerative medicine, which NeoStem believes to be an endogenous, pluripotent, non-embryonic stem cell that has the potential to change the paradigm of cell therapy as we know it today.

For more information on NeoStem and Amorcyte, please visit www.neostem.com and www.amorcyte.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the successful execution of the Company's business and medical strategy, including with respect to the development of AMR-001 and other cell therapies, about which no assurance can be given. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's definitive proxy statement filed with the Securities and Exchange Commission on September 16, 2011 and in the Company's periodic filings with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

For more information, please contact:

Trout Group	NeoStem, Inc.
Gitanjali Jain Ogawa, Vice President	Robin Smith, CEO
Phone: +1-646-378-2949	Phone: +1-212-584-4174
Email: gogawa@troutgroup.com	Email: rsmith@neostem.com